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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

     BALABAN,                        LARRY               ALAN
________________________________________________________________________________
   (Last)                           (First)             (Middle)

     12906 CARMEL CREEK ROAD
________________________________________________________________________________
                                    (Street)

     SAN DIEGO                     CALIFORNIA               92130
________________________________________________________________________________
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     GENIUS PRODUCTS, INC. GNUS
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

     ###-##-####
________________________________________________________________________________
4.   Statement for Month/Year

     05/25/2000
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

                    Senior Vice President Marketing & Production
                    --------------------------------------------
________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by 1 Reporting Person

     [_]  Form Filed by More than 1 Reporting Person



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             Table I -- Non-Derivative Securities Beneficially Owned
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                                                          3. Ownership Form:
                               2. Amount of Securities       Direct (D) or
1. Title of Security              Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                     (Instr. 4)                 (Instr. 5)            (Instr. 4)
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   Common Stock                   7,750                       D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                                                          (Over)
                                                                 SEC 1473 (3-99)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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Options(1)               01/01/00   01/06/09        Common                 100,000       $1.25          D
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Options(2)               01/01/01   01/06/09        Common                 100,000       $1.25          D
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Options(3)               01/01/02   01/06/09        Common                 100,000       $1.25          D
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Options(4)               05/25/00   05/25/10        Common                 350,000       $0.54          D
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Options(5)               02/01/99   12/01/08        Common                 50,000        $1.25          D
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Explanation of Responses:
(1)      NSO Vesting Schedule:  Fully vested on 01/01/00.
(2)      NSO Vesting Schedule:  Fully vests on 01/01/01.
(3)      NSO Vesting Schedule:  Fully vests on 01/01/02.
(4) 400,000 NSO options were granted on April 26, 2000 and cancelled on May 12, 2000 because the exercise price of $0.75 was above the market value of the shares on the date of cancellation.
(5)      NSO Vesting Schedule:  Fully vested on 02/01/99.




/s/ Larry Balaban                                           October 16, 2000
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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